Exhibit 10.5

September 9, 2020

PERSONAL AND CONFIDENTIAL

Girish Saligram

Dear Girish,

At Weatherford, we have an exceptional team of people working together in more than 70 countries around the world to solve the toughest energy challenges through a unique portfolio of technologies and safe, efficient processes.

We are delighted to extend you the following job offer to join us as President and Chief Executive Officer at Weatherford.

Upon commencement of your employment, the Board will elect you as a Director of the Company. During the term of your employment as President and Chief Executive Officer, and upon the expiration of your initial term and each subsequent term as a Director, Weatherford will use its best efforts to nominate you for re-election as a Director of the Company. Election to the Board is dependent upon the affirmative vote of the Shareholders.

We look forward to working with you and believe that you can make a very significant, positive contribution to the success of Weatherford. Our company offers you an opportunity to put your experience, abilities, dedication, energy and creativity to excellent use. Welcome to the Team!

We appreciate your careful consideration of the terms and conditions included in this offer letter.
A summary of your benefits can be found on the following pages.

Please review the enclosed information and contact Ellen Chin or me if you have any questions or concerns. I would appreciate your acceptance of this new opportunity by signing below and returning your signed copy as soon as possible. The offer will remain open for 5 business days, after which time it will automatically expire.

We look forward to welcoming you to Weatherford.

Sincerely,

/s/ Chuck Sledge
Chuck Sledge
Chairman of the Board
On behalf of Weatherford

Weatherford

www.weatherford.com

PERSONAL INFORMATION

Name	Girish Saligram
Position Title	President and Chief Executive Officer
Location	2000 St. James Place Houston, TX 77056 USA

POINT OF CONTACT

Chairman of the Board	Chuck Sledge
HR	Ellen Chin

EMPLOYMENT PACKAGE INFORMATION

BASE SALARY
US $825,000 ANNUALLY
Your base salary will be paid semi-monthly via the Company’s normal payroll cycle.

EXECUTIVE NON-EQUITY INCENTIVE COMPENSATION PLAN (EICP)
125% OF ANNUAL BASE SALARY AT “TARGET” REWARD OPPORTUNITY
You are eligible to participate in the Weatherford Executive Non-Equity Incentive Compensation Plan (EICP), subject to the terms and conditions of the plan, as amended from time to time. Any incentive payout from the EICP will be prorated for your period of employment, calculated from your hire date.

2020 LONG TERM CASH INCENTIVE PLAN (LTCIP)
425% OF ANNUAL BASE SALARY
Upon joining the Company, you will be awarded a long-term cash incentive award equal to 425% of base salary which will vest in accordance with the LTCIP vesting schedule shown below (with the time-based portion of the award (30%) vesting in equal installments on each of December 31, 2020, 2021 and 2022, or upon an earlier “Covered Termination1”) and subject to your acceptance of the award

_____________________________
1 A “Covered Termination” shall mean an involuntary termination without Cause, a voluntary resignation for Good Reason, or a termination due to death or disability.
“Cause” shall mean the occurrence of any of the following:
(i) the willful and continued failure of the employee to substantially perform the employee’s duties with the Company (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the employee by the Company that specifically identifies the manner in which the employee has not substantially performed the employee’s duties, and after the employee fails to take the corrective action(s) identified by the Company after being given a reasonable period of time of no less than 10 days to do so;

agreement and the terms and conditions of the 2020 LTCIP. Any incentive payout from the LTCIP will be prorated for your period of employment, using a fraction with the numerator calculated from your hire date through December 31, 2022 over the three calendar year period from 2020-2022.

_____________________________
(ii) the employee willfully engaging in illegal conduct;
(iii) the employee willfully engaging in gross misconduct that results or could reasonably be expected to result in harm to the Company’s or any of its Affiliates’ business or reputation;
(iv) the employee’s material breach of any written agreements with or material policies of the Company or its Affiliates, including, but not limited to, those relating to discrimination, harassment, performance of illegal or unethical activities and ethical misconduct; or
(v) the employee’s violation of any fiduciary duty or duty of loyalty owed to the Company or any of its Affiliates.
No act, or failure to act, on the part of the employee shall be considered “wilful” unless it is done, or omitted to be done, by the employee in bad faith or without reasonable belief that the employee’s action or omission was in the best interests of the Company.

“Good Reason” shall mean the occurrence of any of the following without the express written consent of the employee:
(i) the assignment of the employee to duties materially inconsistent with the employee’s authorities, duties and responsibilities (including, without limitation, titles and reporting requirements) as an employee of the Company or any of its Affiliates (including, without limitation, any material adverse change in the employee’s reporting) from those in effect on the date immediately preceding the Change in Control; for the avoidance of doubt, a material adverse change in the employee’s reporting relationship shall occur for the Chief Executive Officer if such employee ceases to report to the Board or if an Executive Chairman or similar role is appointed for the Company;
(ii) a material reduction in the employee’s Total Target Direct Compensation, as established by the Board of Directors or any committee thereof, from the levels in place on the date immediately preceding the Change in Control, except if such reduction is part of a cost reduction initiative that applies to and affects all executive officers of the Company and/or all executive officers of any Person that controls the Company equally and proportionately;
(iii) for employee whose principal office is located at the Company’s Houston, Texas headquarters location, the relocation of the employee’s principal office to an area more than 50 miles from its location immediately prior to such relocation; or
(iv) a breach of this agreement or any failure by the Company to secure assumption of this agreement by a successor or assign;

provided, however, that no such event described in paragraph (i) through (iv) above shall constitute “Good Reason” unless the employee provides the Company with notice of Good Reason setting forth the event that the employee believes in good faith constitutes Good Reason within 45 days following the employee’s knowledge of such event; provided further, that no such event described in paragraph (i) through (iv) above shall constitute Good Reason if the Company cures such event within 30 days following the Company’s receipt of such notice.

LTCIP VESTING SCHEDULE

Proration* Calculation For CEO LTCIP Award

September 9, 2020

Assumed Start Date		October 12, 2020

Base Salary		$825,000
LTCIP %		425.00%
LTCIP $ (At Target - Not Prorated)		$3,506,250
Prorated* LTCIP %		73.97%
Prorated* LTCIP $		$2,593,664
Time-Based	30%	$778,099
Perf.-Based	70%	$1,815,565

LTCIP Vesting
Time-Based:
Award Date
December 31, 2020		$76,849
December 31, 2021		$350,625
December 31, 2022		$350,625
Total		$778,099

Performance-based:		$1,815,565
Eligible to cliff-vest, to the extent earned, on December 31, 2022

*Pro-rated for time in role.

LONG TERM INCENTIVE (LTI)
For 2021 and subsequent years, you are eligible for consideration under Weatherford’s Annual Equity Incentive Plan (EIP) or other long-term incentive plans that may be approved by the Board. Your eligibility to receive Awards under the EIP or any other long-term incentive plan is subject to approval by the Board of Directors of Weatherford International (or a committee thereof) and subject always to the terms and conditions of Weatherford International plc 2019 Equity Incentive Plan, as may be amended from time to time by Weatherford International or any other long term incentive plan that may be adopted by the Board.

Any future grants, annual and otherwise, will be at the discretion of the Board and subject to the terms and conditions of the current or future Long-Term Incentive Program then in place. The award of any incentive is discretionary, and subject to approval of the Board of Directors (or a committee thereof) and to the terms and conditions of the applicable Award Agreement which shall be consistent with this letter agreement.

For purposes of vesting of applicable equity awards granted to you under the Weatherford International plc 2019 Equity Incentive Plan document, the respective award agreements will provide you with the following rights in the event of a termination without Cause or a resignation for Good Reason:

Type of Award	Term w/o Cause / Resig. For Good Reason	Term w/o Cause / Resig. for Good Reason & CIC
RSU (time based)
Vest pro-rata on unvested pieces during any vesting period. For example, if terminated in June of year 2 of a 3-year grant, would be entitled to ½ of the shares that would otherwise vest in year 2 - - forfeiting 2nd half of year 2 shares and forfeiting year 3 shares as well
Fully vest
PSUs	Vest pro-rata for time at company – subject to performance metrics & paid at end of measurement period – i.e., the performance attainment for the departing executive will be the same as for an employee who is present for the entire period	Fully vest - Look at attainment on metrics up to point of separation and apply those metrics across entire award

SIGN-ON AWARD
US $1,200,000 TOTAL VALUE
Your sign-on bonus will be awarded to you in the form of cash and equity awards.

Vehicle	Value	Details
Cash Award	$400,000 USD	Paid via next payroll after commencement
Equity Awards
Restricted Share Units (“RSUs”)	$400,000 USD value	•Shares will be awarded based on the closing share price of hire date •Subject to a 3-year ratable vesting schedule from hire date (or, if earlier, upon a Covered Termination)
Performance Share Units (“PSUs”)	$400,000 USD value
•Shares will be awarded based on the closing share price of hire date
•To vest as follows:
1/3 will vest at a share price of $3.45
1/3 will vest at a share price of $3.95
1/3 will vest at a share price of $4.45
The aforementioned share prices must be achieved and sustained (or increased, but not decreased) for a period of 60 consecutive trading days in order for vesting to occur

Equity Award:
Your initial Equity Awards will be awarded on your commencement date, and, both those awarded upon hire and subsequently awarded, will be subject to the terms and conditions of the Award agreement (which shall be consistent with the provisions set forth in this letter agreement) and the Weatherford International plc 2019 Equity Incentive Plan document, as amended.

Cash Sign-On Award:
Your initial cash sign-on award will be paid via the next payroll cycle after commencement of your employment. If your employment shall terminate other than due to a Covered Termination, (i) within twelve (12) months of the payment, you agree to immediately repay the full amount which has been paid to you without proration, or (ii) between twelve (12) months and twenty-four (24) months of the payment, you agree to immediately repay fifty percent (50%) of the amount.

CHANGE IN CONTROL POLICY
MULTIPLE 2X
In connection with your employment, you will be covered under the Company’s Change in Control Policy (the “CIC”), with accrued amounts and continued benefits, lump sum payment equal to 2x multiple of annual base salary plus your EICP target reward opportunity, a pro rata target bonus for the year of termination, and outplacement services.

SEVERANCE BENEFITS
You will be eligible to receive Executive severance benefits in the event of a termination without cause and without a Change in Control in the amount of twelve (12) months of annual base salary plus your EICP target reward opportunity. Any severance benefits will be subject to your execution of the Company’s release of claims and the Company’s standard restrictive covenants (i.e. non-competition, non-solicitation, non-disparagement, confidentiality, etc).

ANNUAL LEAVE
30 DAYS PER YEAR
Your annual leave will accrue on a calendar year basis and will be pro-rated in the first year of employment in line with your employment start date. The Company will also provide you with an additional ten (10) Company designated holidays.

BENEFITS PROGRAM
We are pleased to offer you participation in Weatherford’s benefits program on your first day of employment which shall include reimbursement of your business expenses in accordance with the Weatherford policies and which shall include reimbursement of your legal fees in the review of this letter agreement. Please see enclosed Weatherford Benefits Summary.

You will receive a Welcome Letter from our Benefits Department within 2 to 3 weeks of your start date, providing you with your access ID and instructions to complete your enrollment online. You will have 31 days from date of hire to enroll otherwise your plan will default to the basic single coverage.

START DATE
Your expected start date will be on or around October 12, 2020 and will be confirmed following successful completion of all pre-employment testing and, if applicable, on the obtaining of any necessary immigration documentation required to allow you to work.

By accepting this offer of employment, you certify that:
•You will abide by the terms of any enforceable non-competition agreement you have with your current employer and confirm the fact that you will not bring with you to Weatherford, nor at any time attempt to use, any confidential, non-public information of your current or past employers in the performance of your work for Weatherford.

This letter does not represent an offer of employment for any specified term. Your employment will be at will, which means that either you or Weatherford may terminate your employment at any time for any reason or no reason whatsoever.

Please confirm your acceptance of this offer by electronically signing this offer letter below. Upon your acceptance of this offer, you will be contacted to schedule a convenient time and location for the company medical / drug and alcohol test.

We are excited to have you join us and look forward to working together to make Weatherford a leader in the oilfield service marketplace.

Printed Name	Girish Saligram
Signature	/s/ Girish Saligram
Date	September 9, 2020